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                                                                     EXHIBIT 4.2


          AGREEMENT REGARDING DISCLOSURE OF LONG TERM DEBT INSTRUMENTS

         In reliance upon Item 601(b)(4)(iii)(A) of Regulation S-K, Global Election Systems Inc., a British Columbia Corporation (the "Company") has not filed as an exhibit to its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001, any instrument with respect to long term debt where the total amount of securities authorized thereunder does not exceed ten (10) percent of the total assets of the Company and its subsidiaries on a consolidated basis. Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, the Company hereby agrees to furnish a copy of any such agreement to the Securities and Exchange Commission upon request.



                          Global Election Systems Inc.


                           By: /s/ Robert J. Urosevich
                                   Robert J. Urosevich
                                   President and Chief Operating Officer